Exhibit 24

POWER OF ATTORNEY

Know all persons by these presents, that Pamela Forbes-Lieberman, whose signature appears below, hereby constitutes and appoints Frank Pellegrino and Gina Lakatos and each of them, as her true and lawful attorneys-in-fact and agents, with full and several power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities, to execute any or all Forms 3, Forms 4 or Forms 5 pursuant to Section 16 of the Securities Exchange Act of 1934 relating to equity Securities (including derivative securities) of John B. Sanfilippo & Son, Inc. (and its successors), and any and all amendments and supplements thereto, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and their substitutes, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

By signing this Power of Attorney, I hereby revoke and cancel any previous power of attorney related to the matters set forth herein.

Date: 11/14/2022                      By:/s/Pamela Forbes Lieberman